Exhibit 99.1

QURATE RETAIL, INC. REPORTS

FOURTH QUARTER AND YEAR END 2020 FINANCIAL RESULTS

Revenue Growth with Strong Profit Improvement, Margin Expansion and Cash Flow

Paid Special Cash Dividend and Resumed Share Repurchases

Englewood, Colorado, February 26, 2021 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB, QRTEP) today reported fourth quarter and year end 2020 results(1).

“Our strong 2020 performance reflects our agility in a rapidly changing environment and the accelerated execution of key elements of our long-term strategy, including extension of our reach across new platforms to be there for our customers wherever and whenever they want to engage with our brands. Our teams’ relentless focus on meeting our customers’ ever-evolving needs generated a record number of high-value, digitally-driven new customers, and deepened our existing customer relationships.  We ended the year with sustained topline growth across all business segments as well as strong profit growth, margin expansion and cash flow from operations. Our performance enabled us to return additional capital to shareholders through resumed share repurchases and nearly $1.3 billion paid in special cash dividends in 2020,” said Mike George, President and CEO of Qurate Retail. “As we look ahead, we believe the same digitally-driven macro consumer trends will continue, and we remain focused on long-term growth.”

Fourth quarter and full year 2020 operating results:

●	Total Qurate Retail revenue increased 7% to $4.5 billion in Q4, and increased 5% to $14.2 billion in full year
●	In constant currency(2) revenue increased 6% in Q4 and 5% in full year
●	eCommerce revenue increased 12% to $2.9 billion or 65% of total revenue in Q4, and increased 11% to $8.9 billion or 63% of total revenue in full year
●	Qurate Retail reported diluted EPS of $1.56 in Q4 and $2.86 in full year
●	Adjusted diluted EPS(3) of $1.59 in Q4 and $2.99 in full year
●	QxH revenue increased 1% in Q4 and 3% in full year
●	QVC International revenue increased 16% in Q4 and 10% in full year
●	In constant currency, revenue increased 10% in Q4 and 8% in full year
●	Zulily revenue increased 11% in Q4 and 4% in full year
●	Cornerstone revenue increased 30% in Q4 and 19% in full year

Corporate updates:

●	From November 25, 2020 through January 31, 2021, repurchased 7.7 million QRTEA shares at an average price per share of $10.77 and total cost of $82 million
●	Special cash dividend of $1.50 per common share, for an aggregate dividend of approximately $625 million, paid in December 2020

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months and year ended December 31, 2020 to the same periods in 2019.

FOURTH QUARTER 2020 FINANCIAL RESULTS

(amounts in millions)	4Q19	4Q20	% Change	% Change Constant Currency(a)
Revenue
QxH	$2,692	$2,723	1%
QVC International	775	896	16%	10%
Zulily	452	503	11%
Cornerstone	254	331	30%
Intersegment eliminations	-	(1)	NM
Total Qurate Retail Revenue	$4,173	$4,452	7%	6%

Operating Income
QxH(b)	$191	$384	NM
QVC International	115	144	25%	20%
Zulily	(13)	(15)	(15)%
Cornerstone	3	34	1,033%
Unallocated corporate cost	(9)	(17)	(89)%
Total Qurate Retail Operating Income	$287	$530	85%

Adjusted OIBDA
QxH	$443	$486	10%
QVC International	133	162	22%	16%
Zulily	16	9	(44)%
Cornerstone	12	40	233%
Unallocated corporate cost	(4)	(14)	(250)%
Total Qurate Retail Adjusted OIBDA	$600	$683	14%	13%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	QxH incurred a $147 million non-cash impairment charge related to HSN’s tradename in the fourth quarter of 2019.

FULL YEAR 2020 FINANCIAL RESULTS

(amounts in millions)	2019	2020	% Change	% Change Constant Currency(a)
Revenue
QxH	$8,277	$8,505	3%
QVC International(b)	2,709	2,967	10%	8%
Zulily	1,571	1,636	4%
Cornerstone	901	1,070	19%
Inter-segment elimination	-	(1)	NM
Total Qurate Retail Revenue	$13,458	$14,177	5%	5%

Operating Income
QxH(c)	$973	$1,128	NM
QVC International(b)	354	439	24%	22%
Zulily(d)	(1,091)	(12)	NM
Cornerstone	(3)	64	NM
Unallocated corporate cost	(49)	(47)	4%
Total Qurate Retail Operating Income	$184	$1,572	754%

Adjusted OIBDA
QxH	$1,536	$1,547	1%
QVC International(b)	446	510	14%	12%
Zulily	48	83	73%
Cornerstone	33	94	185%
Unallocated corporate cost	(34)	(36)	(6)%
Total Qurate Retail Adjusted OIBDA	$2,029	$2,198	8%	8%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Includes results of QVC France which terminated its operations on March 13, 2019.
c)	QxH incurred a $147 million non-cash impairment charge related to HSN’s tradename in the fourth quarter of 2019.
d)	Zulily incurred a $1.0 billion non-cash impairment charge related to its tradename and goodwill in the third quarter of 2019.

FOURTH QUARTER AND FULL YEAR 2020 NET INCOME AND ADJUSTED NET INCOME(3)

(amounts in millions)	4Q19	4Q20	% Change	2019	2020	% Change
Net Income(a)	$141	$666	372%	$(456)	$1,204	NM
Adjusted Net Income(b)	$284	$680	139%	$818	$1,258	54%

Basic weighted average shares outstanding ("WASO")	416	416		424	416
Potentially dilutive shares	-	11		-	5
Diluted WASO	416	427		424	421

GAAP EPS(a)	$0.34	$1.56	359%	$(1.08)	$2.86	NM
Adjusted EPS(b)	$0.68	$1.59	133%	$1.93	$2.99	55%

a)	Represents net income and diluted net income per share from continuing operations attributable to Series A and Series B Qurate Retail common stockholders as presented in Qurate Retail’s financial statements.
b)	See reconciling schedule 3.

QxH

QxH revenue growth in the fourth quarter and full year reflects continued demand for home products, growth in customers and favorable customer returns. For the quarter and full year, QxH reported outstanding growth in home and modest growth in accessories, partially offset by a decline in electronics primarily due to supply-related pressures, which was more material in the fourth quarter, as well as declines in beauty, apparel and jewelry.

For the quarter and full year, operating income margin increased primarily due to the absence of a $147 million non-cash impairment charge related to the fair value of HSN’s tradename, which was incurred in the fourth quarter of 2019.

For the fourth quarter, adjusted OIBDA margin(3) increased primarily reflecting increased product margins and lower bad debt expense, partially offset by higher fulfillment (freight and warehouse) expense, increased incentive compensation accruals and  higher marketing expense.  Product margins expanded primarily due to strategic sourcing initiatives, pricing actions taken to offset freight surcharges, reduced promotional intensity and to a lesser extent category mix with lower electronics sales. For the full year, adjusted OIBDA margin decreased as higher fulfillment expenses, incentive compensation accruals and increased marketing expense more than offset product margin gains and lower bad debt expense.

QVC International

For the quarter and full year, US Dollar denominated results were positively affected by exchange rate fluctuations. In the quarter the US Dollar weakened 8%, 4% and 3% versus the Euro, Japanese Yen and British Pound, respectively. For the full year, the US Dollar weakened 2%, 2% and 1% versus the Euro, Yen and Pound, respectively.  The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the fourth quarter and full year 2020.

QVC International reported constant currency revenue gains and customer growth in all markets for the quarter and full year.  For the quarter, the business generated gains in nearly every category, led by home and beauty. For the full year, the business reported growth in home, beauty and electronics, while apparel and accessories were essentially flat.

For the quarter and full year, operating income and adjusted OIBDA margin increased primarily due to revenue growth, improved product margins, favorable fulfillment expense driven by average selling price leverage and lower TV commissions, partially offset by higher incentive compensation accruals and inventory obsolescence expense.

For the full year, operating income and adjusted OIBDA margin also benefited from comping an approximate $23 million operating loss and a $6 million adjusted OIBDA loss incurred in 2019 related to the closure of QVC France, which terminated its operations on March 13, 2019.

Zulily

For the quarter and full year, Zulily revenue increased on customer growth and gains in home and hardlines, which were partially offset by declines in women’s apparel and footwear.   Operating income and adjusted OIBDA margin decreased in the fourth quarter primarily due to higher freight costs, incentive compensation accruals and marketing expense, which were partially offset by improved product margins and leverage of administrative expenses. For the full year, operating income and adjusted OIBDA margin increased primarily reflecting lower marketing expense, improved product margins and leverage of administrative expenses, which were partially offset by higher freight costs and incentive compensation accruals. Zulily recognized a $1 billion non-cash impairment charge related to its tradename and goodwill in the third quarter of 2019.

Cornerstone

For the quarter and full year, Cornerstone revenue increased primarily due to strong demand in its home brands (Frontgate, Ballard Designs, and Grandin Road). Garnet Hill returned to revenue growth in the quarter but was down for the full year due to weakness in apparel. For the quarter and full year, operating income and adjusted OIBDA margin increased primarily from sales growth and product margin gains, which were partially offset by higher freight and administrative costs.

FOURTH QUARTER 2020 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	4Q19	4Q20	% Change		% Change Constant Currency(a)
QxH
Cost of Sales % of Revenue	68.8%	66.8%	(200)	bps
Operating Income Margin (%)	7.1%	14.1%	NM
Adjusted OIBDA Margin (%)	16.5%	17.8%	130	bps
Average Selling Price	$55.80	$55.17	(1)%
Units Sold			-%
Return Rate(b)	14.3%	12.0%	(230)	bps
eCommerce Revenue(c)	$1,610	$1,701	6%
eCommerce % of Total Revenue	59.8%	62.5%	270	bps
Mobile % of eCommerce Revenue(d)	66.7%	65.8%	(90)	bps

QVC – International
Cost of Sales % of Revenue	63.5%	62.3%	(120)	bps
Operating Income Margin (%)	14.8%	16.1%	130	bps
Adjusted OIBDA Margin (%)	17.2%	18.1%	90	bps
Average Selling Price			10%		4%
Units Sold			4%
eCommerce Revenue(c)	$336	$434	29%		23%
eCommerce % of Total Revenue	43.4%	48.4%	500	bps
Mobile % of eCommerce Revenue(d)	74.5%	73.3%	(120)	bps

Zulily
Cost of Sales % of Revenue	76.8%	77.9%	110	bps
Operating Income Margin (%)	(2.9)%	(3.0)%	(10)	bps
Adjusted OIBDA Margin (%)	3.5%	1.8%	(170)	bps
Mobile % of Total Orders	74.3%	75.0%	70	bps

Cornerstone
Operating Income Margin (%)	1.2%	10.3%	910	bps
Adjusted OIBDA Margin (%)	4.7%	12.1%	740	bps
eCommerce Revenue(c)	$190	$249	31%
eCommerce % of Total Revenue	74.8%	75.2%	40	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Measured as returned sales over gross shipped sales.
c)	Based on net revenue.
d)	Based on gross US Dollar orders.

FULL YEAR 2020 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	2019	2020	% Change		% Change Constant Currency(a)
QxH
Cost of Sales % of Revenue	65.8%	65.4%	(40)	bps
Operating Income Margin (%)	11.8%	13.3%	NM
Adjusted OIBDA Margin (%)	18.6%	18.2%	(40)	bps
Average Selling Price	$54.32	$53.63	(1)%
Units Sold			2%
Return Rate(b)	16.3%	14.3%	(200)	bps
eCommerce Revenue(c)	$4,708	$5,089	8%
eCommerce % of Total Revenue	56.9%	59.8%	290	bps
Mobile % of eCommerce Revenue(d)	67.4%	65.3%	(210)	bps
LTM Total Customers(e)	10.6	11.6	9%

QVC – International
Cost of Sales % of Revenue	62.7%	62.5%	(20)	bps
Operating Income Margin (%)	13.1%	14.8%	170	bps
Adjusted OIBDA Margin (%)	16.5%	17.2%	70	bps
Average Selling Price			3%		1%
Units Sold			5%
eCommerce Revenue(c)	$1,114	$1,359	22%		20%
eCommerce % of Total Revenue	41.1%	45.8%	470	bps
Mobile % of eCommerce Revenue(d)	74.9%	73.2%	(170)	bps
LTM Total Customers(e)	4.6	4.9	7%

Zulily
Cost of Sales % of Revenue	75.0%	75.1%	10	bps
Operating Income Margin (%)	(69.4)%	(0.7)%	NM
Adjusted OIBDA Margin (%)	3.1%	5.1%	200	bps
Mobile % of Total Orders	74.4%	74.4%	-	bps
LTM Total Customers(e)	5.4	5.6	4%

Cornerstone
Operating Income Margin (%)	(0.3)%	6.0%	NM
Adjusted OIBDA Margin (%)	3.7%	8.8%	510	bps
eCommerce Revenue(c)	$655	$811	24%
eCommerce % of Total Revenue	72.7%	75.8%	310	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Measured as returned sales over gross shipped sales.
c)	Based on net revenue.
d)	Based on gross US Dollar orders.
e)	LTM: Last twelve months.

Taxes

Qurate Retail estimates that its average annual effective tax rate through 2021 will be in the range of 15-18% including federal, state and foreign taxes, net of tax credits generated by Qurate Retail’s green energy investments.  This estimate excludes the impact of one-time items and is subject to adjustment.

Capital Returns

From November 25, 2020 through January 31, 2021, Qurate Retail repurchased approximately 7.7 million shares of Series A common stock (Nasdaq: QRTEA) at an average cost per share of $10.77 for total cash consideration of $82 million. The remaining repurchase authorization for Qurate Retail is approximately $414 million as of February 1, 2021. During the quarter ending December 31, 2020, Qurate Retail distributed a special cash dividend to holders of QRTEA and QRTEB common stock in the amount of $1.50 per common share, for an aggregate dividend of approximately $625 million.

For the year ended December 31, 2020, Qurate Retail returned over $1.4 billion to shareholders, comprised of (i) $626 million special cash dividend distributed on September 14, 2020, (ii) $625 million special cash dividend distributed on December 7, 2020, (iii) $70 million of share repurchases, (iv) $49 million of repurchases of 3.5% exchangeable senior debentures due 2031 and (v) approximately $25 million in interest payments on the Preferred Stock (defined below). On September 14, 2020, Qurate Retail distributed a special dividend to holders of QRTEA and QRTEB common stock consisting of 0.03 shares of newly issued 8.0% Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”), having an initial liquidation price of $100 per share of Preferred Stock, with cash paid in lieu of fractional shares.

FOOTNOTES

1)	Qurate Retail’s President and CEO, Mike George, and Executive Chairman, Greg Maffei will discuss these highlights and other matters on Qurate Retail’s earnings conference call that will begin at 8:30 a.m. (E.S.T.) on February 26, 2021. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
3)	For definitions and applicable reconciliations of adjusted OIBDA, adjusted OIBDA margin, adjusted net income and adjusted diluted EPS, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	9/30/2020	12/31/2020
Cash and Cash Equivalents (GAAP)	$1,044	$806

Indemnification Asset(a)	$310	$345

Less:
QVC senior secured notes(b)	$4,450	$4,450
QVC senior secured bank credit facility	—	—
Senior exchangeable debentures(c)	—	218
Qurate Retail Group Subsidiary Debt	$4,450	$4,668

Senior notes(b)	791	792
Senior exchangeable debentures(c)	1,413	1,194
Corporate Level Debentures	2,204	1,986
Total Qurate Retail, Inc. Debt	$6,654	$6,654
Unamortized discount, fair market value adjustment and deferred loan costs	212	282
Total Qurate Retail, Inc. Debt (GAAP)	$6,866	$6,936

Other Financial Obligations:
Preferred stock(d)	$1,248	$1,249

QVC, Inc. leverage(e)	2.0x	2.0x

a)	Indemnity from Liberty Broadband, pursuant to an indemnification agreement with respect to the 1.75% exchangeable debentures due 2046 (the “Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”), as described in this press release.
b)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
c)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment. In December 2020, Qurate Retail completed a restructuring of its international operations into a controlled foreign corporation whereby a subsidiary of QVC International became a co-obligor on LI LLC’s MSI Exchangeables (defined below), and accordingly the MSI Exchangeables have been classified as Qurate Retail Group Subsidiary Debt in the table above as of December 31, 2020.
d)	Preferred Stock has an 8% coupon, $100 per share initial liquidation preference plus accrued and unpaid dividends and is non-voting. It is subject to a mandatory redemption on March 15, 2031. The Preferred Stock is considered a liability for GAAP purposes, and is recorded net of capitalized costs.
e)	As defined in QVC, Inc.’s credit agreement. Includes QxH, QVC International and Zulily.

Cash at Qurate Retail decreased $238 million in the fourth quarter as cash from operations were more than offset by the $625 million special cash dividend paid to shareholders and capital expenditures. Total debt at Qurate Retail was flat in the fourth quarter.

In December 2020, Qurate Retail completed a restructuring of its international operations into a controlled foreign corporation with the primary purpose of improving deployment of foreign earnings towards debt service. As a result of the restructuring, a subsidiary of QVC International became a co-obligor of LI LLC’s $218 million principal amount of 3.5% Exchangeable Senior Debentures due 2031 (the “MSI Exchangeables”) as well as total return swaps hedging 94%

of Qurate Retail’s exposure to changes in the MSI share price. The MSI Exchangeables will remain junior in right of payment to debt issued by QVC, Inc.

Qurate Retail benefits from an indemnification agreement with Liberty Broadband with respect to its Charter exchangeable debentures. Following a merger between Liberty Broadband and GCI Liberty during the fourth quarter of 2020, Liberty Broadband has assumed the indemnification agreement that was previously held by GCI Liberty. The indemnification agreement compensates Qurate Retail for any payments made in excess of the adjusted principal amount of the debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the 1.0 million reference shares of Class A common stock of Charter held at Liberty Broadband that underlie the Charter exchangeable debentures. The indemnification asset on Qurate Retail’s balance sheet is valued based on the estimated exchange feature in the Charter exchangeable debentures. As of December 31, 2020, a holder of the Charter exchangeable debentures has the ability to exchange and, accordingly, the indemnification asset is included as a current asset in our consolidated balance sheet as of that date.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP) President and CEO, Mike George, and Executive Chairman, Greg Maffei, will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:30 a.m. (E.S.T.) on February 26, 2021.  The call can be accessed by dialing (800) 289-0571 or (720) 543-0206, passcode 3812026, at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://ir.qurateretail.com/events-and-presentations.  Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives and their expected benefits, market potential, future financial prospects and performance, Qurate Retail’s estimated ongoing effective tax rate, market conditions, statements about the indemnification by Liberty Broadband, the continuation of our stock repurchase program and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19) and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Form 10-K, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), Zulily and Cornerstone together with a reconciliation to that entity or such business’s operating income, as determined under GAAP.  Qurate Retail defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairments.  Further, this press release includes Adjusted OIBDA margin which is also a non-GAAP financial measure.  Qurate Retail defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Qurate Retail believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’s performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail. Qurate Retail defines adjusted net income as net income, excluding the impact of acquisition accounting amortization (net of deferred tax benefit), mark to market adjustments on certain public debt and equity securities and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark to market adjustments and other one-time items identified in Schedule 3 below.  Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures.  Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020 and years ended December 31, 2019 and 2020.

CONSOLIDATED OPERATING INCOME AND PRO FORMA ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	4Q19	1Q20	2Q20	3Q20	4Q20	2019	2020
Qurate Retail, Inc. Operating Income (Loss)	$287	$231	$405	$406	$530	$184	$1,572
Depreciation and amortization	149	142	144	141	135	606	562
Stock compensation expense	17	11	16	19	18	71	64
Impairment of intangible assets	147	—	—	—	—	1,167	—
Operating company level transaction related costs	—	—	—	—	—	1	—
Qurate Retail, Inc. Adjusted OIBDA	$600	$384	$565	$566	$683	$2,029	$2,198

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries), Zulily and Cornerstone to that entity or such business’s operating income (loss) calculated in accordance with GAAP for the three months ended December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020 and years ended December 31, 2019 and 2020.

BUSINESS SEGMENT ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	4Q19	1Q20	2Q20	3Q20	4Q20	2019	2020

QVC
Total QVC operating income	$306	$270	$381	$388	$528	$1,327	$1,567
Depreciation and amortization	114	114	116	114	109	468	453
Stock compensation	9	6	10	10	11	39	37
Impairment of intangible assets	147	—	—	—	—	147	—
Transaction related costs	—	—	—	—	—	1	—
Total QVC Adjusted OIBDA	$576	$390	$507	$512	$648	$1,982	$2,057

QxH Adjusted OIBDA	$443	$293	$388	$380	$486	$1,536	$1,547
QVC International Adjusted OIBDA	$133	$97	$119	$132	$162	$446	$510

Zulily
Operating income (loss)	$(13)	$(20)	$20	$3	$(15)	$(1,091)	$(12)
Depreciation and amortization	26	20	20	20	20	104	80
Stock compensation	3	2	5	4	4	15	15
Impairment of intangible assets	—	—	—	—	—	1,020	—
Adjusted OIBDA	$16	$2	$45	$27	$9	$48	$83

Cornerstone
Operating income (loss)	$3	$(11)	$13	$28	$34	$(3)	$64
Depreciation and amortization	9	8	8	7	6	34	29
Stock compensation	—	1	—	—	—	2	1
Adjusted OIBDA	$12	$(2)	$21	$35	$40	$33	$94

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s adjusted net income to its net income and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for the three months ended December 31, 2019, March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020 and years ended December 31, 2019 and 2020.

ADJUSTED NET INCOME AND ADJUSTED EPS RECONCILIATION

(amounts in millions)	4Q19	1Q20	2Q20	3Q20	4Q20	2019	2020
Qurate Retail, Inc. Net Income (Loss) (GAAP)	$141	(20)	$220	$338	$666	$(456)	$1,204
Purchase accounting amort., net of deferred tax benefit(a)	33	29	24	28	27	133	108
Impairment of intangible assets, net of tax impact	113	—	—	—	—	994	—
Non-recurring tax items(b)	(11)	—	—	—	—	(45)	—
Gain on transactions, net of tax impact	—	—	—	(167)	—	—	(167)
Loss on extinguishment of debt, net of tax impact	—	—	—	30	—	—	30
Operating company level transaction related costs, net of tax benefit	—	—	—	—	—	1	—
Mark-to-market adjustments, net(c)	8	105	(18)	9	(13)	191	83
Adjusted Net Income	$284	$114	$226	$238	$680	$818	$1,258

Diluted earnings per share (GAAP)	$0.34	$(0.05)	$0.53	$0.80	$1.56	$(1.08)	$2.86
Adjustments, net of tax	0.34	0.32	0.01	(0.24)	0.03	3.01	0.13
Adjusted earnings per share	$0.68	$0.27	$0.54	$0.57	$1.59	$1.93	$2.99

a)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSN, Zulily and Cornerstone, net of book deferred tax benefit.
b)	Includes impact of US tax reform and other one-time tax items.
c)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

QURATE RETAIL, INC.

BALANCE SHEET INFORMATION

(unaudited)

	December 31, 2020	December 31, 2019

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$806	673
Trade and other receivables, net	1,640	1,854
Inventory, net	1,301	1,413
Indemnification agreement receivable	345	202
Other current assets	473	434
Total current assets	4,565	4,576
Property and equipment, net	1,300	1,351
Intangible assets not subject to amortization	9,806	9,744
Intangible assets subject to amortization, net	779	955
Other assets, at cost, net of accumulated amortization	549	679
Total assets	$16,999	17,305

Liabilities and Equity
Current liabilities:
Accounts payable	$1,305	1,091
Accrued liabilities	1,418	1,173
Current portion of debt	1,750	1,557
Other current liabilities	231	180
Total current liabilities	4,704	4,001
Long-term debt	5,186	5,855
Deferred income tax liabilities	1,359	1,716
Preferred stock	1,249	—
Other liabilities	768	761
Total liabilities	13,266	12,333
Equity/Attributed net assets (liabilities)	3,598	4,840
Non-controlling interests in equity of subsidiaries	135	132
Total liabilities and equity	$16,999	17,305

QURATE RETAIL, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Years ended December 31,
	2020	2019

	amounts in millions
Revenue:
Total revenue, net	$14,177	13,458

Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	9,291	8,899
Operating expense	867	844
Selling, general and administrative, including stock-based compensation	1,885	1,758
Impairment of intangible assets and long-lived assets	—	1,167
Depreciation and amortization	562	606
	12,605	13,274
Operating income (loss)	1,572	184

Other income (expense):
Interest expense	(408)	(374)
Share of earnings (losses) of affiliates, net	(156)	(160)
Realized and unrealized gains (losses) on financial instruments, net	(110)	(251)
Gains (losses) on transactions, net	224	(1)
Tax sharing income (expense) with Liberty Broadband	(39)	(26)
Other, net	(32)	6
	(521)	(806)
Earnings (loss) from continuing operations before income taxes	1,051	(622)
Income tax benefit (expense)	211	217
Earnings (loss) from continuing operations	1,262	(405)
Less net earnings (loss) attributable to the noncontrolling interests	58	51
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$1,204	(456)

QURATE RETAIL, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Years ended December 31,
	2020	2019

	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$1,262	(405)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	562	606
Impairment of intangible assets	—	1,167
Stock-based compensation	64	71
Noncash interest expense	7	5
Share of (earnings) losses of affiliates, net	156	160
Realized and unrealized gains (losses) on financial instruments, net	110	251
(Gains) losses on transactions, net	(224)	1
(Gains) losses on extinguishment of debt	40	(1)
Deferred income tax (benefit) expense	(356)	(243)
Other noncash charges (credits), net	8	9
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	232	(18)
Decrease (increase) in inventory	133	62
Decrease (increase) in prepaid expenses and other assets	39	15
(Decrease) increase in trade accounts payable	185	(122)
(Decrease) increase in accrued and other liabilities	237	(274)
Net cash provided (used) by operating activities	2,455	1,284

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions of investments	271	—
Investment in and loans to cost and equity investees	(119)	(141)
Capital expenditures	(257)	(325)
Expenditures for television distribution rights	(56)	(134)
Net cash provided (used) by investing activities	(161)	(600)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,300	3,161
Repayments of debt	(2,079)	(3,274)
Repurchases of Qurate Retail common stock	(70)	(392)
Withholding taxes on net settlements of stock-based compensation	(7)	(7)
Dividends paid to noncontrolling interest	(62)	(40)
Dividends paid to common and preferred shareholders	(1,251)	—
Other financing activities, net	(12)	(109)
Net cash provided (used) by financing activities	(2,181)	(661)
Effect of foreign currency rates on cash, cash equivalents and restricted cash	20	(2)
Net increase (decrease) in cash, cash equivalents and restricted cash	133	21
Cash, cash equivalents and restricted cash at beginning of period	681	660
Cash, cash equivalents and restricted cash at end of period	$814	681